Exhibit 99.1

FOR IMMEDIATE RELEASE

Cellu Tissue Holdings, Inc. Announces First Quarter 2006 Results

East Hartford, Conn. – July 8, 2005—Cellu Tissue Holdings, Inc., an established leader in the manufacturing of high-quality business-to-business and consumer tissue grades used in health care and consumer products worldwide, today announced financial results for the first quarter ended May 26, 2005.

First Quarter 2006 Operating Results

Net sales totaled $77.6 million for the quarter ended May 26, 2005, compared to $78.8 million in the first quarter of the prior fiscal year, a decrease of $1.2 million, or 1.4%.  The decrease in net sales is attributable to one less selling day in the quarter ended May 26, 2005 and a decrease in volume sold over the prior year. Net sales within the Tissue Segment for the quarter ended May 26, 2005 totaled $56.1 million, an increase of 1.9% from $55.0 million for the comparable period in the prior year.  The increase for the Tissue Segment is attributable to improved product mix and higher selling prices, despite a decrease in tons sold from the comparable period in the prior year.   In the prior year, the Company’s deep color napkin business benefited from a major competitive mill being shut down.  In fiscal 2006, this competitor returned to the market and the deep color napkin volumes were back to more traditional first quarter levels.   Net sales within the Machine-Glazed Paper Segment for the quarter ended May 26, 2005 totaled $21.5 million, a decrease of 9.3% from $23.8 million for the comparable period in the prior year.   The decrease for the Machine-Glazed Paper Segment is attributable to a decrease in volume sold from the comparable period in the prior year due to a conscious effort by the Company to shift production from machine-glazed products to tissue products and delayed timing of expected sales resulting from trial work with a major customer.  For the quarter ended May 26, 2005, the Company sold 61,802 tons of tissue hard rolls, machine-glazed paper hard rolls and converted paper products.  This is a decrease of 5,036 tons or 7.5% from the comparable period in the prior year.

For the quarter ended May 26, 2005, Cellu Tissue reported gross profit of $6.9 million or 8.9% of net sales, compared to $9.0 million or 11.4% of net sales for the comparable period in the prior year.  Income from operations for the quarter ended May 26, 2005 was $3.5 million compared to $1.3 million for the comparable period in the prior year.  Income from operations in the Tissue Segment for the quarter ended May 26, 2005 was $2.6 million compared to $1.4 million for the first quarter in the prior year.  Income from operations in the Machine-Glazed Paper Segment was $1.3 million compared to $.3 million for the first quarter in the prior year.  Included in the prior year income from operations was a $3.7 million charge related to compensation from redemption of stock options and accelerated vesting of certain stock options, which was triggered by the Note offering completed in March 2004.  Net of the prior year charge, the decrease in income from operations for the quarter ended May 26, 2005 from the prior year is attributable to the decrease in volumes sold as discussed above, a significant increase in energy costs over the prior year, and $.2 million in deal costs associated with the June 14, 2005 announced plan of merger with an affiliate of Kohlberg & Company.

For the quarter ended May 26, 2005, the Company reported a pretax loss of $.2 million, compared to a pretax loss of $5.9 million for the comparable period in the prior year.  For the quarter ended May 26, 2005, the Company experienced a net loss of $.1 million, compared to a net loss of $1.0 million for the comparable period in the prior year.  Included in the prior year net loss was a $3.7 million ($.6 million after tax) charge related to compensation from redemption of stock options and accelerated vesting of certain stock options as described above.  Furthermore, included in the prior year net loss was a $3.3 million ($.6 million after tax) charge related to the write-off of debt issuance costs and prepayment penalties.

Earnings before interest expense, income taxes, depreciation, and amortization (EBITDA) for the quarter ended May 26, 2005 totaled $8.0 million, compared to $2.0 million for the comparable period in the prior year.  Included in the prior year EBITDA was $3.7 million related to compensation from redemption of stock options and accelerated vesting of certain stock options and $3.3 million related to the write-off of debt issuance costs and prepayment penalties.

Russell C. Taylor, President and Chief Executive Officer of Cellu Tissue, commented:  “We are very encouraged by our first quarter results, despite the difficult operating environment we faced.  Our tissue converting business has continued to grow versus fourth quarter 2005 as we shift the product mix from our lower margin hard roll sales to finished converted product.  These results were tempered by all time record energy prices, higher pulp costs, start-up costs for our new Perini winder and deal costs associated with our pending merger with an affiliate of Kohlberg & Company.”

Notice Relating to the Use of Non-GAAP Measures

Attached to this press release are tables setting forth our unaudited consolidated statements of operations, financial position and selected consolidated financial data, including information concerning our cash flow position, selected consolidated segment data, and reconciliations of consolidated net income from operations to consolidated EBITDA.   EBITDA is not a measure of performance under United States generally accepted accounting principles and should not be considered in isolation or used as a substitute for income from operations, net income, net cash provided by operating activities, or other operating or cash flow data prepared in accordance with generally accepted accounting principles.  We have presented EBITDA because this measure is used by investors, as well as our own management, to evaluate the operating performance of our business, including its ability to service debt.

Cellu Tissue’s management invites you to listen to our conference call on July 11, 2005 at 2:00 p.m. ET regarding first quarter fiscal 2006 financial results.  The dial-in number is (800) 553-0351 or International (612) 332-0932; participant code 788105.

Cellu Tissue Holdings, Inc. is a manufacturer of a variety of specialty tissue hard rolls and machine-glazed paper used in the manufacture of various end products, including diapers, facial and bath tissue, assorted paper towels and food wraps.  In addition, the Company produces a variety of converted tissue products.  For more information, contact Cellu Tissue Holdings, Inc. at www.cellutissue.com.

CELLU TISSUE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollars, in thousands)

	Three Months Ended
	May 26	May 27
	2005	2004

Net sales	$77,644	$78,784
Cost of goods sold	70,749	69,830
Gross profit	6,895	8,954

Selling, general and administrative expenses	3,026	3,623
Accelerated vesting of stock options-noncash	—	241
Compensation from redemption of stock options	—	3,415
Amortization of intangibles	339	356
Income from operations	3,530	1,319

Write-off of debt issuance costs and prepayment penalties	—	3,318
Interest expense, net	3,794	3,890
Foreign currency gain	(99)	(16)
Other expense	4	—
Loss before income tax	(169)	(5,873)

Income tax benefit	(59)	(4,875)
Net loss	$(110)	$(998)

CELLU TISSUE HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars, in thousands)

	May 26	February 28
	2005	2005
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$16,886	$26,959
Receivables, net	36,071	35,787
Inventories	30,226	24,601
Prepaid expenses and other current assets	3,180	3,499
Deferred income taxes	1,024	1,295
TOTAL CURRENT ASSETS	87,387	92,141
PROPERTY, PLANT AND EQUIPMENT, NET	97,309	97,314
DEBT ISSUANCE COSTS	6,830	7,168
GOODWILL	13,724	13,724
OTHER ASSETS	196	190
TOTAL ASSETS	$205,446	$210,537

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
CURRENT LIABILITIES:
Accounts payable	$21,325	$18,974
Accrued expenses	12,808	15,157
Accrued interest	3,271	7,416
Current portion of long-term debt	290	270
TOTAL CURRENT LIABILITIES	37,694	41,817
LONG-TERM DEBT, LESS CURRENT PORTION	160,562	160,790
DEFERRED INCOME TAXES	14,819	15,280
OTHER LIABILITIES	229	236
STOCKHOLDERS’ DEFICIENCY	(7,858)	(7,586)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$205,446	$210,537

CELLU TISSUE HOLDINGS, INC.

SUMMARY OF CONSOLIDATED CASH FLOW ACTIVITY (Unaudited)

(Dollars, in thousands)

	Three Months Ended
	May 26	May 27
	2005	2004

OPERATING ACTIVITIES
Net loss	$(110)	$(998)
Write-off of debt issuance costs-noncash	—	2,894
Accelerated vesting of stock options-noncash	—	241
Deferred income taxes	(191)	—
Accretion of debt discount	72	72
Depreciation and amortization	4,347	3,976
Stock based compensation	—	146
Changes in working capital	(9,744)	(4,386)
Net cash (used in) provided by operating activities	(5,626)	1,945

INVESTING ACTIVITIES
Capital expenditures	(4,003)	(1,060)
Net cash used in investing activities	(4,003)	(1,060)

FINANCING ACTIVITIES
(Payments) borrowings of long-term debt, net	(280)	116,337
Payments on revolving line of credit, net	—	(10,953)
Cash dividends	—	(96,789)
Prepayment penalties	—	(424)
Debt issuance costs	(2)	(6,231)
Net cash (used in) provided by financing activities	(282)	1,940

Effect of foreign currency	(162)	(83)

Net (decrease) increase in cash and cash equivalents	(10,073)	2,742
Cash and cash equivalents at beginning of year	26,959	—
Cash and cash equivalents at end of period	$16,886	$2,742

CELLU TISSUE HOLDINGS, INC.

CONSOLIDATED BUSINESS SEGMENT INFORMATION (Unaudited)

(Dollars, in thousands)

BUSINESS SEGMENTS

	Three Months Ended
	May 26	May 27
	2005	2004
NET SALES:
Tissue	$56,072	$55,013
Machine-Glazed Paper	21,572	23,771
Consolidated	$77,644	$78,784

INCOME FROM OPERATIONS:
Tissue	$2,579	$1,372
Machine-Glazed Paper	1,290	303
Corporate amortization of intangibles	(339)	(356)
	$3,530	$1,319

CELLU TISSUE HOLDINGS, INC,

RECONCILIATION OF CONSOLIDATED NET LOSS TO EBITDA

(Unaudited) (Dollars, in thousands)

	Three Months Ended
	May 26	May 27
	2005	2004

NET LOSS	$(110)	$(998)
Add back:
Depreciation and amortization	4,347	3,976
Interest expense	3,847	3,892
Income tax benefit	(59)	(4,875)
EBITDA	$8,025	$1,995